Exhibit 99.1

Contact
Investor Relations
Phone: (441) 278-0988
Email: investorrelations@endurance.bm

ENDURANCE SPECIALTY HOLDINGS LTD. ANNOUNCES PRESIDENT WILLIAM M. JEWETT TO LEAVE ENDURANCE

PEMBROKE, Bermuda – May 2, 2012 – Endurance Specialty Holdings Ltd. [NYSE:ENH] announced today that William M. Jewett will leave his position as President of the Company today and will be resigning from Endurance’s Board of Directors immediately following the Company’s Annual General Meeting of Shareholders on May 10, 2012. Concurrent with these changes, Chief Executive Officer David Cash will be assuming the position of President of Endurance Specialty Holdings Ltd.

Mr. Jewett joined Endurance in 2002 to lead the Company’s U.S. reinsurance operations, later taking on the role of Chief Executive Officer of Global Reinsurance Operations in 2006. During Mr. Jewett’s time with Endurance, the Company’s reinsurance operations grew into a $1 billion operation and expanded from its initial Bermuda base to include operations in New York, London, Zurich and Singapore. Most recently, Mr. Jewett assumed the position of President of Endurance, where he was responsible for the Company’s global insurance and reinsurance underwriting operations.

Mr. Jewett said, “Over the past ten years I have been a part of Endurance’s expansion from a focused Bermuda specialty company into a strong and credible international insurer and reinsurer. I am very proud to have contributed to that success and I have taken great satisfaction in working together with my colleagues at Endurance to build this business. While my tenure at Endurance has been fulfilling, now is the right time for me to embrace new challenges and opportunities.”

CEO David Cash said, “Bill has been a key part of Endurance from its early days and we all owe him significant thanks for his contributions to the Company. Bill led the build out of our U.S. reinsurance operations before going on to lead our reinsurance expansion into Europe and Asia. Along the way he was instrumental in moving Endurance into the agriculture insurance space through our acquisition of ARMtech and finally as President he oversaw the reengineering of our U.S. specialty insurance operations. In his ten years with the Company, Bill left his mark on Endurance and we all thank Bill and his family for the significant contributions he has made to Endurance’s success.”

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes property, casualty, healthcare liability, agriculture, professional lines and surety and other specialty lines of insurance and property, catastrophe, casualty, agriculture, marine, aerospace, and surety and other specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard and Poor’s on our principal operating subsidiaries. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit www.endurance.bm.

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